Exhibit 10.17

CIDARA THERAPEUTICS, INC.

BONUS PLAN

Effective January 1, 2015

The Cidara Therapeutics, Inc. (“Cidara” or the “Company”) Bonus Plan (the “Plan”) is designed to reward eligible employees for the achievement of corporate objectives, as well as measured individual objectives that are consistent with and support the overall corporate objectives.

The Plan is designed to:

•	Encourage high performance by providing an incentive program to achieve overall corporate objectives.
•	Reward those individuals who significantly impact corporate results.
•	Encourage increased teamwork among all disciplines within Cidara.
•	Incorporate an incentive program in the overall compensation program to help attract and retain employees.

ELIGIBILITY

All regular employees are eligible to participate in the Plan. In order to be eligible, a participant must have been in an eligible position for at least one (1) full month prior to the end of the Plan year, and the participant must remain employed through the end of the Plan year and until awards are paid. If the participant is not employed on the date awards are paid, the participant will not have earned any bonus. If the participant has been subject to any performance improvement plan or other disciplinary procedure during the Plan year, any award to such individual will be at the discretion of the President/CEO or the Compensation Committee of the Board of Directors (the “Compensation Committee”), and may be reduced or withheld regardless of corporate performance as outlined below.

Change in Status During the Plan Period:

a.	Participants hired during the Plan year:
•	Participants hired during the Plan year are eligible for a prorated award based on the number of calendar days employed in an eligible position.
•	Participants hired during the month of December are not eligible to participate for the plan year.
•

If an employee has worked in a temporary or consulting capacity for Cidara, this time will not impact the eligibility start date which is the date of hire. Only as an exception and with approval by the Compensation Committee or the Board of Directors will time worked as a consultant be considered when determining the bonus award proration for an employee.

b.	Promotion/change in level:
•	For promotions that occur during the applicable Plan year, the calculation will be prorated based on the number of calendar days at each bonus percentage level.
•	If the promotion occurred on or after December 1 of the applicable Plan year, the entire calculation will be based on the bonus percentage applicable prior to the promotion.
c.	Termination of employment:
•	If a participant’s employment is terminated voluntarily prior to the date awards are paid, the participant will not be eligible to receive an award.
•	If a participant’s employment is terminated involuntarily prior to the date awards are paid, it will be at the absolute discretion of the Company whether or not an award payment is made.
d.	Leave of absence: If a participant is on leave of absence for more than 30 days during the Plan year, award will be prorated based on the number of calendar days of active work in the year.

AWARD CALCULATION

Awards will be determined by applying a “bonus percentage” to the participant’s base salary that is in effect at the end of the Plan year. While the Compensation Committee may change the bonus percentage for any Plan year, the following bonus percentages will initially be used for this purpose:

Position Title	Bonus Percentage
President/CEO	30%
Senior Vice President, Chief Officer	25%
Vice President	20%
Director, Senior Director, Executive Director	15%
Manager, Senior Manager, Associate Director, Scientist	10%
Analyst, Accountant, Executive Assistant, Research Associate	8%
Administrative Assistant, Accounting Associate	6%

Corporate and Individual Performance Factors

The President/CEO will present to the Compensation Committee/Board of Directors a list of the overall corporate objectives for the applicable Plan year, which are subject to approval by the Compensation Committee/Board of Directors. All participants in the Plan whose performance is measured in part based on individual performance factors will then develop a list of key individual objectives, which must be approved by the responsible Vice President, Senior Vice President, Chief Officer, or President/CEO.

The relative weight between corporate and individual performance factors varies based on the individual’s assigned level within the organization. The weighting may be reviewed periodically and may be adjusted for any Plan year. The weighting for the performance factors will initially be as follows:

	Corporate	Individual
President/CEO	100%
Senior Vice President, Chief Officer	80%	20%
Vice President	60%	40%
Director, Sr Director, Exec Director	50%	50%
Manager, Sr Mgr, Assoc Dir, Scientist	40%	60%
Analyst/Associate/Administrative	30%	70%

Performance Award Multiplier

Separate award multipliers will be established for both the corporate and the individual components of each award. The award multiplier for the corporate component will be determined by the Compensation Committee/Board of Directors each Plan year, in its sole discretion. The same award multiplier for the corporate component of the award shall be used for all such Plan participants. The award multiplier for the individual component shall be determined by the responsible Chief Officer or President/CEO.

For Executives (Vice President level and above): The actual performance bonus awarded in any year, if any, may be more or less than the applicable target, depending primarily on the Compensation Committee’s determination of the award multiplier for the corporate component and the executive’s individual performance with respect to the corporate objectives. Whether or not performance bonus is paid for any year is within the discretion of the Compensation Committee/Board of Directors based on such achievement.

Example

The example below shows a sample cash bonus award calculation under the Plan, which is determined after the end of the performance period.

Step #1: A potential base bonus award is calculated by multiplying the employee’s base salary by their assigned level bonus percentage.

Step #2: The calculated potential base bonus amount is then split between the corporate and individual performance factors by the employee’s assigned level (per the weighting above). This calculation establishes specific potential dollar awards for the performance period based on both the individual and corporate performance factor components.

Step #3: After the end of the performance period, corporate and individual award multipliers will be established using the criteria described above. Awards are determined by multiplying the potential bonus awards in Step #2 by the actual corporate and individual award multipliers.

Example:	Step # 1: Potential Bonus Award Calculation
	Position:	Manager
	Base salary:	$100,000
	Target bonus percentage:	10%
	Potential base bonus:	$10,000

	Step # 2: Split award target amount based on weighting of Performance Factors
	Potential corporate performance bonus (40%):	$4,000
	Potential individual performance bonus (60%):	$6,000

	Step # 3: Actual Cash Incentive Award Calculation
	Assumed payment multipliers based on assessment of corporate and individual performance:
	Corporate multiplier 75% - performance generally met objectives
	Individual multiplier 125% - performance generally exceeded objectives
	Cash Award:
	Corporate component	$3,000	($4,000 x 75%)
	Individual component	$7,500	($6,000 x 125%)

	Total Award	$10,500

AWARD PAYMENTS

Bonus award payments may be made in cash, through the issuance of stock, stock options or another form of equity award, or by a combination of cash, stock, stock options and/or another form of equity award, at the discretion of the Compensation Committee. All bonus award payments are subject to applicable tax withholdings. In the event that the Compensation Committee and/or the Board of Directors elect to pay bonus awards in stock or stock options, the Compensation Committee, in its sole discretion, will make a determination as to the number of shares of stock or stock options to be issued to each Plan participant based, in part, upon the overall corporate performance and each participant’s individual performance, as described. The issuance of stock and stock options may also be subject to the approval of the Company’s stockholders, and any stock options issued will be subject to the terms and conditions of the Company’s equity incentive award plan, as amended from time to time by the Company.

Payment of bonus awards will be made as soon as practicable after the issuance of the Company’s year-end audited Financial Statements for the Plan year, but not later than December 31 of the year following the Plan year. Payments will not be impacted by any benefits, with the exception of elected 401(k) contributions which will be applied.

PLAN PROVISIONS

Governance

The Plan will be governed by the Compensation Committee. The President and/or CEO of Cidara will be responsible for the administration of the Plan. The Compensation Committee will be responsible for recommending to the Board of Directors a bonus amount for the President and/or CEO (unless such compensation is intended to be qualified, performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended). Additionally, the Compensation Committee will be responsible for approving any compensation or incentive awards to other executive officers of the Company and all other officers who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended. All determinations of the Compensation Committee, under the Plan, shall be final and binding on all Plan participants.

Compensation Committee’s Absolute Right to Alter or Abolish the Plan

The Compensation Committee reserves the right in its absolute discretion to terminate the Plan, or any portion of the Plan, at any time or to alter the terms and conditions under which a bonus will be paid. In the event of the Plan’s termination prior to the payment of a bonus, such bonus will not be payable under this Plan. Such discretion may be exercised any time before, during, and after the Plan year is completed. No participant shall have any vested right to receive any compensation hereunder until actual delivery of such compensation. Participation in the Plan at any given time does not guarantee ongoing participation.

Employment Duration/Employment Relationship

This Plan does not, and Cidara’s policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any participant’s employment with the Company. The employment relationship of each participant is “at will” and may be terminated at any time by Cidara or by the participant, with or without cause.

Any questions pertaining to this plan should be directed to the Human Resources Department.

Cidara Therapeutics, Inc.

Bonus Plan

Effective January 1, 2015

This is to acknowledge that I have received a copy of the Bonus Plan.

Name:		Date:
(Print)

(Signature)

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